Exhibit 5.01

[Letterhead of O’Melveny & Myers LLP]

May 14, 2009

American States Water Company
630 East Foothill Boulevard	OUR FILE NUMBER
San Dimas, California 91773	0020630-38

          RE:       Issuance of Common Shares

Ladies and Gentlemen:

At your request, we have examined (i) the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-136682) of American States Water Company, a California corporation (the “Company”), and the Prospectus dated August 16, 2006 (the “Prospectus”) in connection with the registration under the Securities Act of 1933 of the offer and sale of up to an aggregate amount of $150,000,000 of debt securities, common shares, preferred shares and depositary shares of the Company and (ii) the Prospectus Supplement dated May 14, 2009 (the "Prospectus Supplement"), with respect to the issuance and sale of an aggregate of 1,000,000 shares (the "Firm Shares") of common shares, no par value (the "Common Shares"), and the grant of an option to purchase up to an additional 150,000 shares of Common Shares (the "Additional Shares" and, together with the Firm Shares, the "Shares").

We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon the payment for and delivery thereof as contemplated by the Prospectus and Prospectus Supplement by the transfer agent for the Common Shares in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to (i) the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed on May 15, 2009, which is incorporated by reference in the Registration Statement, Prospectus and Prospectus Supplement and (ii) the reference to this firm under the heading “Legal Matters” in the Prospectus and Prospectus Supplement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP